UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8‑K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): October 7, 2019
Atlas Financial Holdings, Inc.
(Exact name of registrant as specified in its charter)

Cayman Islands	000-54627	27-5466079
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

953 American Lane, 3rd Floor Schaumburg, IL (Address of principal executive offices)	60173 (Zip Code)

Registrant's telephone number, including area code: (847) 472-6700

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, $0.003 par value per share	AFH	Nasdaq Stock Market
6.625% Senior Unsecured Notes due 2022	AFHBL	Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange
Act. ☐

Item 5.02 Departure of Directors or Certain Offices; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On October 7, 2019, Atlas Financial Holdings, Inc. (the “Company”) and its wholly-owned subsidiary Anchor Group Management, Inc. entered into agreements regarding a newly adopted near term incentive program with certain senior executives of the Company, including each of Scott Wollney, Paul Romano and Leslie DiMaggio, the Company’s Chief Executive Officer, Chief Financial Officer and Vice President, Operations, respectively (each such individual, an “Executive,” and each such agreement, an “Agreement”).  Pursuant to the terms of the Agreements, each Executive is entitled to receive, under certain conditions, (i) a cash retention bonus equal to thirty percent (30%) of such Executive’s current base salary (which has not increased since 2017)(a “Retention Amount”), and (ii) an Incentive Amount of up to seventy percent (70%) of such Executive’s current base salary plus a set number of Company common shares (an “Incentive Amount”).

The Retention Amount will be paid in the first payroll period following December 31, 2020, provided the Executive remains employed by the Company or its subsidiaries through such date. In addition, to the extent that an Executive is terminated for any reason other than “for cause” on or before June 30, 2021 and is entitled to any severance amount under any then-existing Company policy, any Retention Amount previously paid will be deducted from any severance payment due.

The Incentive Amount will be paid incrementally (in proportionate amounts of cash and shares) only upon the competition of certain milestones within the eighteen (18) month period from the date of the Agreements; provided, however, that not more than one-sixth (1/6th) of the Incentive Amount will be paid in any quarter, with the first available evaluation period being in the fourth quarter of 2019. The milestones are the same for each Agreement and relate to the (i) transition of gross written paratransit premium pursuant to a previously announced agreement with American Financial Group ("AFG") and their subsidiary National Interstate Insurance Company (“NATL”), (ii) placement of gross written non-paratransit premium with alternative markets, (iii) progress with respect to the rehabilitation plan for the ASI Pool Companies (defined below) as represented by regulatory approval of certain expense sharing arrangements and related payments between the Company and its subsidiaries and (iv) sale or disposition of Company assets, all as further described in the Agreements.

The Retention Amount and maximum Incentive Amount for each Executive is as follows:

Executive	Base Salary	Retention Amount	Maximum Cash Incentive Amount	Maximum Shares Incentive Amount
Mr. Wollney	$450,000	$135,000	$315,000	145,000 Shares
Mr. Romano	$250,000	$75,000	$175,000	85,000 Shares
Ms. DiMaggio	$220,000	$66,000	$154,000	70,000 Shares

The terms of all Agreements, including the milestones, are the same other than the award amounts, as set forth above. A form of the Agreements is attached hereto as Exhibit 10.1, and the description of the Agreements set forth herein is qualified in its entirety by the terms of such Agreement.

Item 7.01. Regulation FD Disclosure.

As previously disclosed, the Company’s subsidiaries American Country Insurance Company (“ACIC”) and American Service Insurance, Inc. (“ASIC”) are subject to an agreed order of rehabilitation with the Illinois insurance regulator, and as of August 31, 2019 no new business is being written by such subsidiaries. As previously disclosed, it is expected that Gateway Insurance Company (“GIC,” and, together with ACIC and ASIC, the “ASI Pool Companies”) will also be placed into rehabilitation. Starting in October 2019, non-renewals related to in-force business written by the ASI Pool Companies were initiated consistent with requirements of the Illinois insurance regulator. Pursuant to regulatory requirements in each state where these companies have in-force business, non-renewal notices are being sent for effective dates beginning later this year. Non-renewals will continue for all business expiring throughout 2020.

In addition, certain states have taken action to suspend or terminate the insurance licenses of the Company’s insurance subsidiaries. Such action were not unanticipated given the order of rehabilitation by the Illinois regulator and related circumstances, and the Company does not believe the actions taken to date will have a material effect on the Company’s business or operations. These actions do not alter the Company's strategic plans. No regulatory restrictions have been placed on the Company’s managing general agency operation.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

10.1	Form of near-term incentive agreement between Atlas Financial Holdings, Inc., Anchor Group Management, Inc. and certain executives.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATLAS FINANCIAL HOLDINGS, INC. (Registrant)
By:	/s/ Paul A. Romano
Name:	Paul A. Romano
Title:	Vice President and Chief Financial Officer
October 11, 2019